Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 21st day of March, 2016, between MERIDIAN BIOSCIENCE, INC., an Ohio corporation having its principal place of business in Cincinnati, OH (the “Company”) and AMY WINSLOW (the “Executive”).

RECITALS

WHEREAS, Company intends to acquire Magellan Biosciences, Inc., a Delaware corporation (“Magellan”) through a merger transaction (the “Transaction”);

WHEREAS, Executive is the President and Chief Executive Officer of Magellan prior to the closing of the Transaction;

WHEREAS, the Company is engaged in the business of selling diagnostic test kits, purified reagents and biopharmaceutical enabling technologies, which, along with any other products, services or activities offered or performed by the Company during the term of Executive’s employment with the Company, is herein defined as its “Business”;

WHEREAS, the Company desires to employ the Executive, and the Executive desires to become an Executive and to provide services as the Executive Vice President of the Company and President and Chief Executive Officer of Magellan on behalf of Company on the terms set forth in this Agreement, contingent upon the closing of the Transaction.

NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I.

SERVICES AND TERM

1.1 Term. Contingent upon and effective as of the closing of the Transaction, and subject to the termination provisions set forth in Article III, the Company will employ the Executive and the Executive accepts employment with the Company for an initial term of three (3) years (the “Term”). Thereafter, the term of this Agreement automatically shall be extended for additional periods of one (1) year, unless either party provides the other party with written notice of its intent not to renew this Agreement at least one hundred twenty (120) calendar days before the termination date.

1.2 Services. During the Term the Executive will serve as Executive Vice President of the Company and President and Chief Executive Officer of Magellan and will be primarily responsible for managing the business and operations of Magellan and such other duties and responsibilities as are reasonably determined from time to time by the Company. The Executive’s principal place of employment shall be Billerica, Massachusetts.

1.3 Other Work or Employment. Executive shall devote Executive’s entire time, attention and energies to the business of the Company and shall not, during the Term of

Executive’s employment with the Company, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage, without the express permission of the Chief Executive Officer of the Company. Executive also shall disclose in writing any and all past, current or future ownership interest in any business activity pursued by Executive for gain, profit or other pecuniary advantage, excluding passive investment of publically traded companies.

ARTICLE II.

COMPENSATION PACKAGE

2.1 Base Salary. During the Term, the Company will pay Executive an initial annual base salary equal to Three Hundred Thirty Thousand Dollars ($330,000.00). Beginning on January 1, 2017, the Company shall review Executive’s annual base salary at least annually and may be adjusted each succeeding year as determined by the Company, but in no event reduced below an annual base salary of Three Hundred Thirty Thousand Dollars ($330,000.00). The Executive’s base salary shall be payable in accordance with the normal payroll procedures of the Company.

2.2 Bonus Opportunity. During the Term, in addition to the base salary specified in Section 2.1, Executive shall be eligible to participate in the Corporate Incentive Plan, Level 6 in a manner consistent with other executive employees of Executive’s level at Company. The Corporate Incentive Plan provides a bonus opportunity of up to one hundred twenty percent (120%) the amount of Executive’s base salary upon the achievement of certain earnings targets and individual performance goals established by the Company each year with respect to the Company’s business and Executive’s performance. For calendar years 2016 and 2017, the performance targets will be based on the performance of Magellan as outlined below:

(a) For calendar year 2016, minimum achievement of Three Million Four Hundred Seventy-Five Thousand Dollars ($3,475,000.00) of operating income as adjusted for known savings as a result of the Transaction and additional incentive compensation costs, including bonus.

(b) For calendar year 2017, minimum achievement of Five Million Three Hundred Seventy-Five Thousand Dollars ($5,375,000.00) of operating income as adjusted for known savings as a result of the Transaction and additional incentive compensation costs, including bonus.

The operating income target specified in Sections 2.2(a) and (b) above must be achieved after recording all applicable incentive compensation expense. Performance targets for fiscal year 2018 and all subsequent fiscal years during the Term shall be approved by the Board of Directors of the Company.

2.3 Equity. Upon the closing date of the Transaction and commencement of employment, Executive shall (i) receive a grant of 10,000 stock options under the 2012 Stock Incentive Plan (“Stock Incentive Plan”), which shall be subject to a three (3) year pro rata vesting schedule, and shall (ii) receive a pro rata share (based on the closing date of the Transaction) of a grant of 10,000 time-based restricted stock units under the Stock Incentive Plan which shall be subject to a three (3) year cliff vesting schedule, requiring Executive to be employed with Company at the end of such three (3) year period; and (iii) receive a pro rata share (based on the closing date of the Transaction) of a grant of 10,000 performance-based restricted stock units under the Stock Inventive Plan, which shall be subject to a three (3) year pro rata vesting schedule, provided the Company attains the net earnings targets for the applicable period as approved by the Board of Directors of the Company. The restricted stock units shall include a dividend equivalent feature. Executive shall be eligible to participate in the Company’s Stock Incentive Plan in a manner consistent with other employees of the Executive’s level in subsequent fiscal years.

2.4 Benefit Plans. During the Term, the Executive shall be eligible to participate in either Executive’s current benefit plans or such medical, health, retirement, welfare and insurance plans generally made available from time to time to similarly-situated executives of the Company, whichever are more favorable. Whichever benefit plans apply, the Executive’s participation is subject to the plan terms.

2.5 Vacation. During the Term, the Executive shall be entitled to paid vacation time in accordance with the plans, practices, policies and program applicable to other Executive Vice President level officers of the Company, but in no event shall such vacation be less than four (4) weeks per year, beginning on the date of the closing of the Transaction.

2.6 Automobile. During the Term, Executive shall be eligible for an annual automobile allowance in the amount of Twelve Thousand Dollars ($12,000.00).

2.7 Business Expenses. The Company will promptly pay or reimburse the Executive for all reasonable business-related expenses incurred by Executive in connection with the performance of Executive’s duties hereunder upon presentation of written documentation, subject, however, to the Company’s reasonable policies relating to business-related expenses as then in effect from time to time.

2.8 Indemnification. In the event that Executive is made, or threatened to be made, a party to any legal action or proceeding by reason of the fact that Executive is or was a director or officer of the Company or serves or served any affiliate at the request of the Company, Executive shall be entitled, at all times (including after termination of the Executive for any reason) , to the benefit of the maximum indemnification and advancement of legal fees and expenses available from time to time under the Company’s organizational documents.

ARTICLE III.

TERMINATION OF SERVICES

3.1 Termination. Executive’s employment with the Company may be terminated by the Company or the Executive, as applicable, at any time prior to the end of the Term for any of the following reasons:

(a) Cause. The Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s intentional act of embezzlement, theft, misappropriation or conversion, or attempted embezzlement, theft, misappropriation, or conversion of any property, funds or business opportunity of the Company or any of its subsidiaries or affiliates, or any act constituting a felony (or its equivalent in any non-United States jurisdiction); (ii) any breach by the Executive of the Executive’s covenants under Article IV of this Agreement; (iii) any breach by the Executive of any other material provision of this Agreement which breach is not cured, to the extent susceptible to cure, within thirty (30) days after the Company has given written notice to the Executive describing such breach; (iv) repeated failure or refusal by the Executive without proper cause to perform any reasonable and lawful directive of the Company or the duties of Executive’s employment hereunder which continues for a period of thirty (30) days following notice thereof by the Company to the Executive, including failure to cooperate with any internal or external investigation of Company’s or Executive’s business practices; and (v) the Executive’s breach of fiduciary duty or duty of loyalty to the Company or any of its subsidiaries or affiliates or any willful misconduct which is materially or substantially injurious to Company.

(b) Without Cause. The Company may terminate this Agreement without Cause upon thirty (30) days written notice to the Executive.

(c) For Good Reason. The Executive may terminate this Agreement and Executive’s employment hereunder for Good Reason if such Good Reason has not been corrected or otherwise eliminated within thirty (30) days after the receipt by the Company of written notice from the Executive describing such Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) any material diminution of any material duties or responsibilities or authority previously assigned to Executive; (ii) the failure of the Company to perform any of its material obligations hereunder or under the Stock Incentive Plan including any material reduction in salary or target bonus; (iii) the Company is sold, merged or combined with another entity and the Company fails to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such succession occurs by operation of law; (iv) Executive is directly reporting to someone other than the Chief Executive Officer of the Company; or (iv) a relocation of Executive’s principal place of employment by more than thirty (30) miles from Billerica, Massachusetts.

(d) Without Good Reason. The Executive may terminate this Agreement and Executive’s employment with the Company without Good Reason upon thirty (30) days prior written notice to the Company.

(e) Death. This Agreement shall automatically terminate on the death of the Executive.

(f) Disability. Upon the failure of the Executive to render services to the Company for a continuous period of six (6) months because of the Executive’s physical or mental disability or illness, the Company may terminate this Agreement and the Executive’s employment hereunder, provided such termination does not otherwise violate applicable law. If there should be a dispute between the parties as to the Executive’s physical or mental disability, such dispute shall be settled by the opinion of an impartial reputable physician agreed upon for such purpose by the parties or their representatives. The certificate of such physician as to the matter in dispute shall be final and binding on the parties.

3.2 Payment on Termination with Cause, Without Good Reason, Death or Disability. In the event that Executive’s employment is terminated by the Company with Cause, by the Executive without Good Reason, or by Executive’s Death or Disability, Executive shall be entitled to receive the following payments less any required withholdings not later than five (5) business days after the date of termination:

(a) payment of any earned but unpaid salary accrued through and including the date of termination;

(b) payment of accrued, but unused, vacation time;

(c) payment of any earned but unpaid bonus amount; and

(d) reimbursement of any unreimbursed business expenses incurred prior to the date of termination.

3.3 Payment on Termination without Cause or for Good Reason. Subject to the Executive’s continuing compliance with the covenants contained in Article IV of this Agreement (the “Covenants”), in the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason other than for Good Reason as defined in Section 3.1(c)(iii), then the Executive shall be entitled to receive the following less any required withholdings following the effective date of the Release referenced below:

(a) payment of any earned, but unpaid salary accrued through and including the date of termination;

(b) a severance payment in the amount of one (1) year of base salary, paid on Company’s normal payroll dates;

(c) reimbursement for the total cost of continuation of health coverage (medical, dental, vision) pursuant to Executive’s election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), ceasing at the earlier of the end of the one year severance period, or upon Executive becoming eligible for coverage under a health, dental or vision insurance plan of a subsequent employer;

(d) payment of accrued, but unused, vacation time;

(e) payment of any earned but unpaid bonus amount; and

(f) reimbursement of any unreimbursed business expenses incurred prior to the date of termination.

In the event that the Executive’s employment is terminated by the Executive for Good Reason as defined in Section 3.1(c)(iii) (in connection with a “change in control event” within the meaning of Section 409A of the Code), then the Executive shall be entitled to receive the following less any required withholdings following the effective date of the Release referenced below:

(a) payment of a lump sum cash payment equal to two (2) times the full amount of the Executive’s target bonus (as determined by the Company’s Officers’ Performance Compensation Plan, Management incentive program or similar plan, as the case may be) for the fiscal year of the Company in which the termination occurs within thirty (30) calendar days after the date on which the termination occurs;

(b) payment of a lump sum cash payment equal to two (2) times the Executive’s annual base salary at the rate in effect immediately prior to the termination within thirty (30) calendar days after the date on which the termination occurs;

(c) payment of accrued, but unused, vacation time;

(d) reimbursement of any unreimbursed business expenses incurred prior to the date of termination; and

(e) reimbursement for the total cost of continuation of health coverage (medical, dental, vision) pursuant to Executive’s election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), ceasing at the earlier of the end of the eighteen (18) month COBRA period, or upon Executive becoming eligible for coverage under a health, dental or vision insurance plan of a subsequent employer.

Payment of severance referenced in Section 3.3(b) above is conditional upon Executive executing and delivering to the Company, and not revoking it, a general release of all claims Executive may have against the Company and its owners, directors, and employees in a form reasonably satisfactory to the Executive and consistent with other releases that the Company has previously asked other executives of the Company to sign in connection with receiving payments upon termination of employment (“Release”), at the time required by the Company and is subject to Executive’s continuing compliance with the covenants contained in Article IV of this Agreement. Such Release must be executed and become non-revocable within 60 days of the date of termination. Severance shall be paid or commence to be paid within 60 days of the date of termination, following the effectiveness of the Release, but if such 60-day period begins in one calendar year and ends in the following calendar year, severance shall be paid or commence to be paid in the second calendar year.

3.4 Parachute Payment. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts,

taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, payments to Executive under this Agreement which do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first, and other payments to Executive shall then be reduced in the following order: reduction of cash payments, cancellation of equity awards granted within the twelve (12) month period prior to a “change in control” (as determined under Code Section 280G) that are deemed to have been granted contingent upon the change in control (as determined under Code Section 280G), cancellation of accelerated vesting of equity awards, reduction of employee benefits.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

3.5 Section 409A. (a) It is the intention of the parties that the conditions of Section 3.3 constitute a “substantial risk of forfeiture” within the meaning of the Treasury Regulations under Section 409A of the Code and that the payments pursuant to Sections 3.2 and 3.3 above meet the “short-term deferral” exception or the “separation pay plan” exception under such Treasury Regulations, and the parties shall interpret this Agreement accordingly.

(b) A termination of employment shall not be deemed to have occurred for purposes of this Article III unless such termination of employment is also a “separation from service” within the meaning of Section 409A of the Code. To the extent that the Executive is a “specified employee” as of the Executive’s separation from service, and any payments payable hereunder upon the Executive’s separation from service would be considered deferred compensation subject to Section 409A of the Code, such amounts will not be paid until the earlier of six months and one day following the separation from service or upon the Executive’s death.

(c) Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(d) With regard to any provision of this Agreement that provides for reimbursement of expenses or in-kind benefits that are subject to Section 409A of the Code, the following conditions apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year (provided this condition shall not apply to an arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period in which the reimbursement arrangement remains in effect), (ii) the reimbursement of an eligible expense is made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

ARTICLE IV.

COVENANTS

4.1 New Developments. All ideas, inventions, discoveries, concepts, trademarks or other developments or improvements, whether patentable or not, conceived by Executive, alone or with others, at any time during the Term of Executive’s employment with the Company, whether or not during working hours or on the Company’s premises, which are within the scope of or related to the business operations of the Company or that relate to the Company’s work or project, present, past or contemplated (“New Developments”), shall be and remain the exclusive property of the Company. Executive shall do all things reasonably necessary to ensure ownership of such New Developments by the Company, including the execution of documents assigning and transferring to the Company, all of Executive’s right, title and interest in and to such New Developments, and the execution of all documents required to enable the Company to file and obtain patents, trademarks and copyrights in the United States and foreign countries on any of such New Developments.

4.2 Return of Property. All files, computer print outs, records, data on any computer, documents, drawings, specifications, equipment, and similar items relating to the business of the Company, whether prepared by the Executive or otherwise coming into Executive’s possession, including, without limitation, any Proprietary Information, shall remain the exclusive and confidential property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever without prior written consent of the Company.

4.3 Nondisclosure Covenant. In the performance of Executive’s duties under this Agreement, Executive shall learn trade secrets and confidential information belonging to the Company. Executive acknowledges that the Company has invested substantial sums in the development of the Company’s trade secrets, including but not limited to valuable technical confidential information;

(a) valuable non-technical confidential information, relating to business plans, purchasing, accounting, marketing and merchandising;

(b) valuable customer information, including customers lists, key customer contacts, purchasing history and habits, price discounts awarded to customers, and other information gathered at considerable time and expense to the Company; and

(c) other valuable confidential information which has not been published or disseminated by the Company.

During Executive’s employment with the Company and after termination of that relationship, Executive will not, directly or indirectly, use, disclose or communicate to any person or entity any trade secrets of the Company. This Nondisclosure Covenant has no geographic or territorial restriction or limitation and applies no matter where the Executive may be located in the future.

4.4 Noncompetition Covenant.

(a) During the Term of Executive’s employment with the Company, and for a period of two (2) years after Executive’s employment ends for any reason, Executive shall not, directly or indirectly, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, member, or otherwise), any business, individual, partner, firm, corporation, or other entity that engages in the business of testing for heavy metal levels in human or environmental samples anywhere within the same geographic territory the Company does business.

(b) During the Term of Executive’s employment with the Company, and for a period of one (1) year after Executive’s employment ends for any reason, Executive shall not, directly or indirectly, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, member, or otherwise), any business, individual, partner, firm, corporation, or other entity that engages in the business of selling diagnostic test kits, purified reagents and biopharmaceutical enabling technologies, and any other products and/or services in competition with the Company, other than a business engaged in testing for heavy metal levels in human or environmental samples as set forth in subsection (a) above, anywhere within the same geographic territory the Company does business.

4.5 Nonsolicitation Covenant. During the Term of Executive’s employment with the Company, and for a period of one (1) year after Executive’s employment ends for any reason, Executive covenants and agrees that:

(a) Executive shall not, directly or indirectly, sell competitive products or provide competitive services to any of the Company’s customers or to any potential customer to whom the Company made a proposal or communicated with in the prior twelve (12) months. This restriction applies in the geographic territory where the Company does business; and

(b) Executive shall not, directly or indirectly, (i) induce or attempt to induce or influence any Executive of the Company to terminate employment with the Company; (ii) interfere with the relationship between the Company and any Executive of the Company; or (iii) employ, or otherwise engage as an Executive, independent contractor or consultant, any Executive of the Company or any person who was employed by the Company within the prior twelve (12) months, unless Executive obtains the prior written consent of the Company.

4.6 Breach of Nondisclosure Covenant or Noncompetition and Nonsolicitation Covenant. In the event Executive, directly or indirectly, breaches, violates or fails to fully perform Executive’s obligations under this Article IV, Executive acknowledges and agrees that such breach will cause immediate and irreparable harm to the Company in a manner that cannot be measured nor adequately compensated in damages. The Company and Executive further agree that in the event of any such breach and in addition to any and all other remedies that it may have at law or in equity, the Company shall be entitled to temporary, preliminary and permanent injunctive relief to restrain such breach by Executive, and to all cost and expenses, including reasonable attorneys’ fees, for a proceeding brought to obtain such injunctive relief. Nothing contained in this Section shall restrict or limit in any manner the Company’s right to seek and obtain any other form of relief, legal or equitable, to which it may be entitled. Any lawsuit filed for injunctive or declaratory relief under this Article IV shall be brought only in a state or federal court located in Cincinnati, Ohio.

ARTICLE V.

GENERAL TERMS

5.1 Arbitration. To have a fair, timely, inexpensive and binding method of resolving any dispute or difference arising between Executive and the Company, and its shareholders, directors, officers, Executives and agents, relating to any terms and conditions of employment or termination of employment, either party shall, within one year of the date when the dispute or difference first arose or within one year of when Executive’s employment ends, whichever occurs first, submit to the Company a written request to have such claim, dispute or difference resolved through impartial arbitration conducted in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes. The impartial arbitration proceeding shall be the exclusive, final and binding method of resolving any and all claims between Executive and the Company.

Examples of disputes subject to arbitration include, without limitation, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act (ADA), the Rehabilitation Act, the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act, the Fair Labor Standards Act, or any other federal, state and local laws and common law regarding the termination of employment, discrimination, sexual harassment, breach of contract, wage-hour disputes, wrongful discharge, public policy claims, defamation, infliction of emotional distress, interference with contract, and other torts and physical or mental injury or distress. The Arbitration provision excludes any claims for workers’ compensation benefits, unemployment compensation benefits, or any claims for injunctive or declaratory relief under Article IV of this Agreement.

The cost of the filing fee shall be divided equally between Executive and the Company, and the arbitrator shall have the authority to reimburse Executive for that filing fee, if the arbitrator upholds Executive’s claim. In no event shall the costs of the arbitration, excluding any damages awarded to the Company, exceed the salary of the Executive for one week.

5.2 Advice to Future Employers. If Executive, in the future, seeks or is offered employment by any other company, firm, or person that competes with the Company in any capacity, Executive will provide a copy of this Agreement to the prospective Employer prior to accepting employment.

5.3 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable in any respect, the Company and Executive agree that such term or provision shall be deemed to be modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law. If any provision of this Agreement is held to be illegal, invalid, or unenforceable in any respect, the remainder of this Agreement shall not be affected.

5.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and to the benefit of Executive, Executive’s heirs and legal representatives,, except that Executive’s duties under this Agreement are hereby expressly agreed to be non-assignable and non-transferable.

5.5 Governing Law. This Agreement shall be governed by the laws of the state of Ohio, without regard to the conflict of laws principles thereof.

5.6 Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements or understandings relating to the subject matter.

5.7 Amendment. No modification or amendment of any of the terms, conditions, or provisions of this Agreement may be made unless by written agreement signed by the Executive and the Company.

5.8 No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

The parties acknowledge that they have read, had the opportunity to ask questions about, and understand this Agreement.

EXECUTIVE:

3/21/16	/s/ Amy Winslow
Date	AMY WINSLOW

MERIDIAN BIOSCIENCE, INC.

3/21/2016	By:	/s/ John A. Kraeutler
Date	Title:	CEO